AMWD Announces First Quarter Results

August 22, 2017

Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

WINCHESTER, Virginia (August 22, 2017) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its first fiscal quarter ended July 31, 2017.

Net sales for the first fiscal quarter increased 7% to $276.8 million compared with the same quarter of the prior fiscal year. The Company experienced growth in both the new construction and dealer channels during the first quarter of fiscal year 2018.

Net income was $22.3 million ($1.36 per diluted share) for the first quarter of the current fiscal year compared with $21.7 million ($1.32 per diluted share) for the first quarter of the prior fiscal year. The Company benefited $0.13 per diluted share in the first quarter of the current fiscal year and $0.06 per diluted share in the first quarter of the prior fiscal year from a lower tax rate due to a benefit from stock-based compensation transactions.

Gross profit for the first quarter of the current fiscal year was 21.1% of net sales compared with 23.0% in the same quarter of the prior year. Gross profit in the current quarter was unfavorably impacted by higher transportation costs, material inflation and higher healthcare costs. The prior year quarter benefited from an unusually low healthcare spend.

Selling, general and administrative costs for the first quarter of the current fiscal year were 10.0% of net sales compared with 10.6% in the same quarter of the prior year. The decrease in the Company’s operating expense ratio was driven by favorable leverage from increased sales and lower incentive compensation costs.

The Company generated net cash from operating activities of $26.6 million during the first quarter of fiscal year 2018 compared with $32.9 million during the same period in the prior year. The decline in the Company’s cash from operating activities was driven primarily by higher inventories to support increased sales and lower increases in accounts payable. Net cash used by investing activities was $21.2 million during the first quarter of the current fiscal year compared with $40.6 million during the same period of the prior year due to a $25.5 million reduced investment in certificates of deposit which was partially offset by increased investment in property, plant and equipment. Net cash used by financing activities of $6.8 million increased $2.5 million during the first quarter of the current fiscal year compared to the same period in the prior year as the company repurchased 56,700 shares of common stock at a cost of $5.6 million, a $0.5 million increase from the prior year, and proceeds from the exercise of stock options decreased $0.8 million.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

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AMWD Announces First Quarter Results

August 22, 2017

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31
	2017	2016

Net Sales	$276,827	$258,150
Cost of Sales & Distribution	218,333	198,833
Gross Profit	58,494	59,317
Sales & Marketing Expense	18,153	16,463
G&A Expense	9,507	10,932
Operating Income	30,834	31,922
Interest & Other (Income) Expense	(538)	(38)
Income Tax Expense	9,091	10,299
Net Income	$22,281	$21,661

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,355,045	16,380,983

Income Per Diluted Share	$1.36	$1.32

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AMWD Announces First Quarter Results

August 22, 2017

Condensed Consolidated Balance Sheet
(Unaudited)
	July 31	April 30
	2017	2017

Cash & Cash Equivalents	$175,597	$176,978
Investments - certificates of deposit	54,750	51,750
Customer Receivables	62,771	63,115
Inventories	44,477	42,859
Other Current Assets	4,828	4,526
Total Current Assets	342,423	339,228
Property, Plant & Equipment	115,427	107,933
Investments - certificates of deposit	27,000	20,500
Other Assets	32,359	33,612
Total Assets	$517,209	$501,273

Current Portion - Long-Term Debt	$1,691	$1,598
Accounts Payable & Accrued Expenses	97,473	99,899
Total Current Liabilities	99,164	101,497
Long-Term Debt	16,211	15,279
Other Liabilities	29,413	32,048
Total Liabilities	144,788	148,824
Stockholders' Equity	372,421	352,449
Total Liabilities & Stockholders' Equity	$517,209	$501,273

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	July 31
	2017	2016

Net Cash Provided by Operating Activities	$26,570	$32,947
Net Cash Used by Investing Activities	(21,178)	(40,571)
Net Cash Used by Financing Activities	(6,773)	(4,276)
Net Decrease in Cash and Cash Equivalents	(1,381)	(11,900)
Cash and Cash Equivalents, Beginning of Period	176,978	174,463

Cash and Cash Equivalents, End of Period	$175,597	$162,563

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